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FINANCIAL

RELATIONS BOARD

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE

September 16, 2005

COMFORCE’s Chairman and CEO to Repurchase up to 260,000 Shares

Company Repurchases $2.6 Million Principal Amount of Senior Notes

RightSourcing® Vendor Management Services Agreement to be Discontinued

Woodbury, NY –September 16, 2005 – COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today announced that John Fanning, its Chairman and CEO, has adopted a stock purchase plan under the SEC’s Rule 10b-18 to purchase up to 260,000 shares of COMFORCE’s common stock over a six-month period commencing after the Company’s release of results for the third quarter, which is expected to be on or about November 3, 2005.

At the same time, the Company announced that it has repurchased $2.6 million principal amount of its 12% Senior Notes using available funds under its revolving credit facility.  Including this recent repurchase, the Company has repurchased $11.6 million of Senior Notes in 2005 and, since June 30, 2000, the Company has reduced its public debt from $138.8 million to $52.8 million.  This has enabled COMFORCE to reduce its annual interest expense by approximately $9.2 million.

John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented,“The purchase of shares that I will be making reflects my confidence in the long-term future of COMFORCE, and I am pleased to be able to demonstrate that confidence in the Company through open market purchases of our stock.  We are also pleased to announce the further reduction of our high interest rate debt through the repurchase of our Senior Notes and we remain committed to further improving our balance sheet.”

Separately, COMFORCE announced that its previously disclosed agreement with a medical facility in Southern California to manage its staffing services program of approximately $70.0 million will not be continued.

John Fanning stated, “We are disappointed for the necessity of discontinuing this relationship; however it is our belief that the facility’s expectations were unrealistic. We are, however, pleased to report that we are experiencing increasing demand for our RightSourcing Vendor Management Services and expect to replace this business over the next two quarters.  Further, we remain fully committed to growing this part of our business.”

ABOUT COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers.  The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies.  COMFORCE has thirty-eight (38)offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements.  The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the standards under which the Company must evaluate annually the recoverability of goodwill on its books which create a greater likelihood that the Company may be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended June 26, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730).  These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.

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